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                                                                     EXHIBIT 4.2

                            WOODWARD GOVERNOR COMPANY
                              DEFERRED SHARES TRUST


     This Grantor Trust AGREEMENT made and entered into this 3rd day of February, 2003 by and between WOODWARD GOVERNOR COMPANY (the "Company") and WACHOVIA BANK, N.A. (the "Trustee");

                                WITNESSETH THAT:

     WHEREAS, the Company has adopted a nonqualified deferred compensation plan known as the WOODWARD GOVERNOR COMPANY EXECUTIVE BENEFIT PLAN (the "Plan"), effective as of January 1, 2001;

     WHEREAS, the Company has incurred or expects to incur liability under the terms of such Plan with respect to individuals who are eligible under the terms of the Plan to participate in the Plan and to defer compensation (each of whom shall be referred to as an "Employee");

     WHEREAS, the Company wishes to establish this trust (hereinafter called the "Trust") and to contribute to the Trust shares of Company common stock that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency (as herein defined), until paid to the Employee or his or her beneficiary(ies) in such manner and at such times as specified in the Plan;

     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended; and

     WHEREAS, it is the intention of Company to make contributions of its common stock to the Trust pursuant to the terms of the Plan to provide itself with a source of shares of common stock to assist it in the meeting of its liabilities under the Plan with respect to the deemed investment alternative based on the Company's common stock.

     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1.   ESTABLISHMENT OF TRUST.

             (a) The Company hereby deposits with the Trustee in trust shares of common stock of the Company ("Company Stock"), which shall become the principal of the Trust

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     to be held, administered and disposed of by the Trustee as provided in this
     Trust Agreement.

             (b)  The Trust hereby established is irrevocable by the Company.

             (c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

             (d) The principal of the Trust, and any earnings thereon to the extent such earnings are paid in the form of Company Stock shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of the Employee and general creditors as herein set forth. The Employee and his or her beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of the Employee and his or her beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency (as defined in Section 3(a) herein).

             (e) The Company, so long as consistent with the terms of the Plan, may at any time, or from time to time, make additional deposits of Company Stock in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor the Employee or his or her beneficiary shall have any right to compel such additional deposits.

             (f) Upon a Change in Control, the Company shall, as soon as possible, but in no event longer than thirty (30) days following the occurrence of a Change in Control, make an irrevocable contribution to the Trust in an amount that is sufficient (taking into account the Trust assets, if any, resulting from prior contributions) to fund the Trust in an amount equal to no less than 100% but no more than 120% of the amount necessary to pay each Participant or Beneficiary the benefits to which Participants or their Beneficiaries would be entitled pursuant to the terms of the Arrangements as of the date on which the Change in Control occurred. The Company shall also fund an expense reserve for the Trustee in the amount of $125,000.00.

SECTION 2.   PAYMENTS TO EMPLOYEE AND HIS OR HER BENEFICIARIES.

             (a) The Company shall deliver to the Trustee a schedule (the "Payment Schedule"), which from time to time shall be attached hereto as EXHIBIT A, that indicates the number of shares of Company Stock payable in respect of the Employee (or his or her beneficiaries), that provides instructions acceptable to the Trustee for determining the number of shares so payable, and the time of commencement for payment of such shares. Except as otherwise provided herein, the Trustee shall make payments to the Employee and his or her beneficiaries in accordance with such Payment Schedule. All payments

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     made from the Trust shall be made in the form of Company Stock. The Trustee shall be responsible for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

             (b) The entitlement of the Employee or his or her beneficiaries to benefits under the Plan shall be determined by the Company, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

             (c) The Company may make payment of benefits attributable to Company Stock directly to the Employee or his or her beneficiaries as they become due under the terms of the Plan. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to the Employee or his or her beneficiaries. In addition, if the shares of Company Stock held in the Trust, , are not sufficient to make payments of benefits required to be paid in the form of Company Stock under the Plan, the Company shall make the balance of each such payment as it falls due. The Trustee shall notify Company where shares are not sufficient.

             (d) Prior to a Change in Control, the Company shall deliver to the Trustee a schedule of benefits due attributable to Company Stock under the Arrangements. After a Change in Control, the Trustee shall pay benefits due in accordance with such schedule. After a Change in Control, the Committee appointed by the Company shall continue to make the determination of benefits due to Participants or their Beneficiaries and shall provide the Trustee with an updated schedule of benefits due; provided however, a Participant or their Beneficiaries may make application to the Trustee for an independent decision as to the amount or form of their benefits due under the Arrangements. In making any determination required or permitted to be made by the Trustee under this Section, the Trustee shall, in each such case, reach its own independent determination, in its absolute and sole discretion, as to the Participant's or Beneficiary's entitlement to a payment hereunder. In making its determination, the Trustee may consult with and make such inquiries of such persons, including the Participant or Beneficiary, the Company, legal counsel, actuaries or other persons, as the Trustee may reasonably deem necessary. Any reasonable costs incurred by the Trustee in arriving at its determination shall be reimbursed by the Company and, to the extent not paid by the Company within a reasonable time, shall be charged to the Trust. The Company waives any right to contest any amount paid over by the Trustee hereunder pursuant to a good faith determination made by the Trustee notwithstanding any claim by or on behalf of the Company (absent a manifest abuse of discretion by the Trustee) that such payments should not be made.

             (e) The Trustee agrees that it will not itself institute any action at law or at equity, whether in the nature of an accounting, interpleading action, request for a declaratory judgment or otherwise, requesting a court or administrative or quasi-judicial body to make the determination required to be made by the Trustee under this Section 2 in the place and stead of the Trustee. The Trustee may (and, if necessary or appropriate, shall) institute an action to collect a contribution due the Trust following a Change in

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     Control or in the event that the Trust should ever experience a short-fall in the amount of assets necessary to make payments pursuant to the terms of the Arrangements.

             (f) In the event any Participant or his or her Beneficiary is determined to be subject to federal income tax on any amount to the credit of his or her account under any Arrangement prior to the time of payment hereunder, whether or not due to the establishment of or contributions to this Trust, a portion of such taxable amount equal to the federal, state and local taxes (excluding any interest or penalties) owed on such taxable amount, shall be distributed by the Trustee as soon thereafter as practicable to such Participant or Beneficiary. The Company shall promptly reimburse the Trust for any such distribution in an amount certified by the Trustee to be needed for the Participant's benefits. For these purposes, a Participant or Beneficiary shall be deemed to pay state and local taxes at the highest marginal rate of taxation in the state in which the Participant resides or is employed (or both) where a tax is imposed and federal income taxes at the highest marginal rate of taxation, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Such distributions shall be at the direction of the Company or the Trustee, or upon proper application of the Participant or Beneficiary; provided that the actual amount of the distribution shall be determined by the Company prior to a Change in Control and the Trustee following a Change in Control. An amount to the credit of a Participant's Account shall be determined to be subject to federal income tax upon the earliest of: (a) a final determination by the United States Internal Revenue Service addressed to the Participant or his Beneficiary which is not appealed to the courts; (b) a final determination by the United States Tax Court or any other federal court affirming any such determination by the Internal Revenue Service; or (c) an opinion by the Company's tax counsel, addressed to the Company and the Trustee, to the effect that by reason of Treasury Regulations, amendments to the Internal Revenue Code, published Internal Revenue Service rulings, court decisions or other substantial precedent, amounts to the credit of Participants hereunder are subject to federal income tax prior to payment. The Company shall undertake at its sole expense to defend any tax claims described herein which are asserted by the Internal Revenue Service against any Participant or Beneficiary, including attorney fees and cost of appeal, and shall have the sole authority to determine whether or not to appeal any determination made by the Service or by a lower court. The Company also agrees to reimburse any Participant or Beneficiary for any interest or penalties in respect of tax claims hereunder upon receipt of documentation of same. Any distributions from the Fund to a Participant or Beneficiary under this
     Section 2(e) shall be applied in accordance with the provisions of the Arrangement to reduce the Company liabilities to such Participant and/or Beneficiary under the Arrangement with such reductions to be made on a pro-rata basis over the term of benefit payments under the Arrangement; provided, however, that in no event shall any Participant, Beneficiary or estate of any Participant or Beneficiary have any obligation to return all or any part of such distribution to the Company if such distribution exceeds benefits payable under an Arrangement. Any reduction in accordance with the foregoing sentence and the Arrangements shall be determined by the Company prior to a Change in Control. Following a Change in Control, the Company shall continue to make such determination subject to the right of a Participant to petition the Trustee under Section 2(d).

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SECTION 3.   TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY
             WHEN COMPANY IS INSOLVENT.

             (a) Trustee shall cease payment of benefits to Employee and his or her beneficiaries if the Company is Insolvent. Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

             (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

                  (1) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Employee or his or her beneficiaries.

                  (2) Unless the Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency.

                  (3) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Employee or his or her beneficiaries and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Employee or his or her beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.

                  (4) Trustee shall resume the payment of benefits to Employee or his or her beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

             (c) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently

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     resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Employee or his or her beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Employee or his or her beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

SECTION 4.   PAYMENTS WHEN A SHORT-FALL OF THE TRUST ASSETS OCCURS

     (a) If there are not sufficient shares for the payment of current and expected future benefits pursuant to Section 2 or Section 3(c) hereof and the Company does not otherwise make such payments within a reasonable time after demand from the Trustee, the Trustee shall allocate the Trust shares among the Participants or their Beneficiaries in the following order of priority:

                  (1) vested Participants (regardless of whether they are actively employed) and their Beneficiaries; and

                  (2) non-vested Participants (regardless of whether they are actively employed) and their Beneficiaries

     (b) Within each category, shares shall be allocated pro-rata with respect to the total present value of benefits expected for each Participant or Beneficiary within the category, and payments to each Participant or Beneficiary shall be made to the extent of the shares allocated to each Participant or Beneficiary.

     (c) Upon receipt of a contribution, to be made in the form of Company Stock, from the Company necessary to make up for a shortfall in the payments due, the Trustee shall resume payments to all the Participants and Beneficiaries under the Arrangements. Following a Change in Control, the Trustee shall have the right and duty to compel a contribution to the Trust from the Company to make-up for any shortfall.

SECTION 5.   PAYMENTS TO COMPANY.

     Except as provided in Sections 4 and 7 hereof, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payments of benefits to be made in the form of Company Stock have been made to Employee and his or her beneficiaries pursuant to the terms of the Plan.

SECTION 6.   INVESTMENT AUTHORITY.

             (a) Prior to a Change in Control, the assets of the Trust shall be invested solely in shares of Company Stock and the Trustee shall be relieved in complying with the prudent investor rule. All rights associated with assets of the Trust shall be exercised by Trustee

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        or the person designated by Trustee, and shall in no event be exercisable by or rest with the Employee.

     (b) The Trustee shall not be liable in discharging its duties hereunder, including without limitation its duty to invest and reinvest the Fund, if it acts for the exclusive benefit of the Participants and their Beneficiaries, in good faith and as a prudent person would act in accomplishing a similar task and in accordance with the terms of this Trust Agreement and any applicable federal or state laws, rules or regulations; provided however, the Trustee's ability to invest the assets of the Trust, prior to a Change in Control, shall be limited exclusively to shares of Company Stock and the Trustee shall not be liable for failing to comply with the prudent investor rule.

     (c) Subject to investment guidelines agreed to in writing from time to time by the Company and the Trustee prior to a Change in Control, the Trustee shall have the power in investing and reinvesting the Fund in its sole discretion:

                  (1) To invest and reinvest in any readily marketable common and preferred stocks, bonds, notes, debentures (including convertible stocks and securities but not including any stock or security of the Trustee or the Company other than a de minimis amount held in a mutual fund), certificates of deposit or demand or time deposits (including any such deposits with the Trustee) and shares of investment companies and mutual funds, without being limited to the classes or property in which the Trustees are authorized to invest by any law or any rule of court of any state and without regard to the proportion any such property may bear to the entire amount of the Fund;

                  (2) To invest and reinvest all or any portion of the Fund collectively through the medium of any proprietary mutual fund that may be established and maintained by the Trustee;

                  (3) To retain any property at any time received by the Trustee;

                  (4) To sell or exchange any property held by it at public or private sale, for cash or on credit, to grant and exercise options for the purchase or exchange thereof, to exercise all conversion or subscription rights pertaining to any such property and to enter into any covenant or agreement to purchase any property in the future;

                  (5) To participate in any plan of reorganization, consolidation, merger, combination, liquidation or other similar plan relating to property held by it and to consent to or oppose any such plan or any action thereunder or any contract, lease, mortgage, purchase, sale or other action by any person;

                  (6) To deposit any property held by it with any protective, reorganization or similar committee, to delegate discretionary power thereto, and

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             to pay part of the expenses and compensation thereof any
             assessments levied with respect to any such property deposited;

                  (7) To extend the time of payment of any obligation held by it;

                  (8) To hold uninvested any moneys received by it, without liability for interest thereon, but only in anticipation of payments due for investments, reinvestments, expenses or disbursements;

                  (9) To exercise all voting or other rights with respect to any property held by it and to grant proxies, discretionary or otherwise;

                  (10) For the purposes of the Trust, to borrow money from
             others, to issue its promissory note or notes therefor, and to secure the repayment thereof by pledging any property held by it;

                  (11) To employ suitable contractors and counsel, who may be counsel to the Company or to the Trustee, and to pay their reasonable expenses and compensation from the Fund to the extent not paid by the Company;

                  (12) To register investments in its own name or in the name of a nominee; to hold any investment in bearer form; and to combine certificates representing securities with certificates of the same issue held by it in other fiduciary capacities or to deposit or to arrange for the deposit of such securities with any depository, even though, when so deposited, such securities may be held in the name of the nominee of such depository with other securities deposited therewith by other persons, or to deposit or to arrange for the deposit of any securities issued or guaranteed by the United States government, or any agency or instrumentality thereof, including securities evidenced by book entries rather than by certificates, with the United States Department of the Treasury or a Federal Reserve Bank, even though, when so deposited, such securities may not be held separate from securities deposited therein by other persons; provided, however, that no securities held in the Fund shall be deposited with the United States Department of the Treasury or a Federal Reserve Bank or other depository in the same account as any individual property of the Trustee, and provided, further, that the books and records of the Trustee shall at all times show that all such securities are part of the Trust Fund;

                  (13) To settle, compromise or submit to arbitration any
             claims, debts or damages due or owing to or from the Trust, respectively, to commence or defend suits or legal proceedings to protect any interest of the Trust, and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal; provided, however, that the Trustee shall not be required to take any such action unless it shall have been indemnified by the Company to its reasonable satisfaction against liability or expenses it might incur therefrom;

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                  (14) To hold and retain policies of life insurance, annuity contracts, and other property of any kind which policies are contributed to the Trust by the Company or any subsidiary of the Company or are purchased by the Trustee;

                  (15) To hold any other class of assets which may be
             contributed by the Company and that is deemed reasonable by the Trustee, unless expressly prohibited herein;

                  (16) To loan any securities at any time held by it to brokers or dealers upon such security as may be deemed advisable, and during the terms of any such loan to permit the loaned securities to be transferred into the name of and voted by the borrower or others; and

                  (17) Generally, to do all acts, whether or not expressly
             authorized, that the Trustee may deem necessary or desirable for the protection of the Fund.

(c) Prior to a Change in Control, the Company shall have the right, subject to this Section to direct the Trustee with respect to investments.

                  (1) The Company may at any time direct the Trustee to segregate all or a portion of the Fund in a separate investment account or accounts and may appoint one or more investment managers and/or an investment committee established by the Company to direct the investment and reinvestment of each such investment account or accounts. In such event, the Company shall notify the Trustee of the appointment of each such investment manager and/or investment committee. No such investment manager shall be related, directly or indirectly, to the Company, but members of the investment committee may be employees of the Company.

             (2) Thereafter (until a Change in Control), the Trustee shall make every sale or investment with respect to such investment account as directed in writing by the investment manager or investment committee. It shall be the duty of the Trustee to act strictly in accordance with each direction. The Trustee shall be under no duty to question any such direction of the investment manager or investment committee, to review any securities or other property held in such investment account or accounts acquired by it pursuant to such directions or to make any recommendations to the investment managers or investment committee with respect to such securities or other property.

             (3) Notwithstanding the foregoing, the Trustee, without obtaining prior approval or direction from an investment manager or investment committee, shall invest cash balances held by it from time to time in short term cash equivalents including, but not limited to, through the medium of any short term common, collective or commingled trust fund established and maintained by the Trustee subject to the instrument establishing such trust fund, U.S. Treasury Bills,

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             commercial paper (including such forms of commercial paper as may be available through the Trustee's Trust Department), certificates of deposit (including certificates issued by the Trustee in its separate corporate capacity), and similar type securities, with a maturity not to exceed one year; and, furthermore, sell such short term investments as may be necessary to carry out the instructions of an investment manager or investment committee regarding more permanent type investment and directed distributions.

                  (4) The Trustee shall neither be liable nor responsible for any loss resulting to the Fund by reason of any sale or purchase of an investment directed by an investment manager or investment committee nor by reason of the failure to take any action with respect to any investment which was acquired pursuant to any such direction in the absence of further directions of such investment manager or investment committee.

                  (5) Notwithstanding anything in this Agreement to the contrary, the Trustee shall be indemnified and saved harmless by the Company from and against any and all personal liability to which the Trustee may be subjected by carrying out any directions of an investment manager or investment committee issued pursuant hereto or for failure to act in the absence of directions of the investment manager or investment committee including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense; provided, however, the Trustee shall not be so indemnified if it participates knowingly in, or knowingly undertakes to conceal, an act or omission of an investment manager or investment committee, having actual knowledge that such act or omission is a breach of a fiduciary duty; provided further, however, that the Trustee shall not be deemed to have knowingly participated in or knowingly undertaken to conceal an act or omission of an investment manager or investment committee with knowledge that such act or omission was a breach of fiduciary duty by merely complying with directions of an investment manager or investment committee or for failure to act in the absence of directions of an investment manager or investment committee. The Trustee may rely upon any order, certificate, notice, direction or other documentary confirmation purporting to have been issued by the investment manager or investment committee which the Trustee believes to be genuine and to have been issued by the investment manager or investment committee. The Trustee shall not be charged with knowledge of the termination of the appointment of any investment manager or investment committee until it receives written notice thereof from the Company.

             (d) Following a Change in Control, the Trustee shall have, subject to any investment guidelines delivered to it prior to a Change in Control, the sole and absolute discretion in the management of the Trust assets and shall have all the powers set forth under Section 6(b). In investing the Trust assets, the Trustee shall consider:

                  (1)  the needs of the Arrangements;

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                  (2)  the need for matching of the Trust assets with the
             liabilities of the Arrangements; and

                  (3) the duty of the Trustee to act solely in the best interests of the Participants and their Beneficiaries.

             (e) The Trustee shall have the right, in its sole discretion, to delegate its investment responsibility to an investment manager who may be an affiliate of the Trustee. In the event the Trustee shall exercise this right, the Trustee shall remain, at all times responsible for the acts of an investment manager. The Trustee shall have the right to purchase an insurance policy or an annuity to fund the benefits of the Arrangements.

             (f) The Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets (other than securities issued by the Trustee or the Company) of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity; provided, however, that, following a Change in Control, no such substitution shall be permitted unless the Trustee determines that the fair market values of the substituted assets are equal.

             (g) The Trustee is authorized to use an affiliated broker, Wachovia Securities Inc ("WSI") or its successor to execute purchases or sales. WSI is authorized to collect and retain fees or commissions related to its services.

SECTION 7.   DISPOSITION OF INCOME.

     Prior to a Change in Control, all dividends and other income payable with respect to shares of Company Stock held in the Trust that are paid on a form other than Company Stock shall be deposited in the Woodward Governor Company Executive Benefit Trust or such other Trust or fund designated by the Company for this purpose.

SECTION 8.   ACCOUNTING BY TRUSTEE.

     The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and Trustee. Within forty-five (45) days following the close of each calendar year and within forty-five (45) days after the removal or resignation of the Trustee, Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other

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property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

SECTION 9.   RESPONSIBILITY OF TRUSTEE.

             (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Arrangements or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute, subject, however to Section 2(d) hereof.

             (b) The Company hereby indemnifies the Trustee against losses, liabilities, claims, costs and expenses in connection with the administration of the Trust, unless resulting from the negligence or misconduct of Trustee. To the extent the Company fails to make any payment on account of an indemnity provided in this paragraph 10(b), in a reasonably timely manner, the Trustee may obtain payment from the Trust. If the Trustee undertakes or defends any litigation arising in connection with this Trust or to protect a Participant's or Beneficiary's rights under the Arrangements, the Company agrees to indemnify the Trustee against the Trustee's costs, reasonable expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

             (c) Prior to a Change in Control, the Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder. Following a Change in Control the Trustee shall select independent legal counsel and may consult with counsel or other persons with respect to its duties and with respect to the rights of Participants or their Beneficiaries under the Arrangements.

             (d) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder and may rely on any determinations made by such agents and information provided to it by the Company.

             (e) The Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein.

             (f) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code of 1986, as amended.

SECTION 10.  COMPENSATION AND EXPENSES OF TRUSTEE.

     The Trustee's compensation shall be as agreed in writing from time to time by the Company and the Trustee. The Company shall pay all administrative expenses and the Trustee's fees and shall promptly reimburse the Trustee for any fees and expenses of its agents. If not so paid within 45 days of being invoiced, the fees and expenses shall be paid from the Trust.

SECTION 11.  RESIGNATION AND REMOVAL OF TRUSTEE.

             (a) Prior to a Change in Control, the Trustee may resign at any time by written notice to the Company, which shall be effective sixty (60) days after receipt of such notice unless the Company and the Trustee agree otherwise. Following a Change in Control, the Trustee may resign only after the appointment of a successor Trustee.

             (b) The Trustee may be removed by the Company on sixty days (60) days notice or upon shorter notice accepted by the Trustee prior to a Change in Control. Subsequent to a Change in Control, the Trustee may only be removed by the Company with the consent of a majority of the Participants.

             (c) If the Trustee resigns within two years after a Change in Control, as defined herein, the Company, or if the Company fails to act within a reasonable period of time following such resignation, the Trustee, shall apply to a court of competent jurisdiction for the appointment of a successor Trustee which satisfies the requirements of Section 13 or for instructions.

             (d) Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

             (d) If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 12 hereof, by the effective date of resignation or removal under paragraph (a) or (b) of this Section 11. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 12.  APPOINTMENT OF SUCCESSOR.

             (a)  If the Trustee resigns or is removed in accordance with
     Section 12 hereof, the Company may appoint, subject to Section 12, any third party national banking association with a market capitalization exceeding $100,000,000 to replace the Trustee upon resignation or removal. The successor Trustee shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

             (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

SECTION 13.    AMENDMENT OR TERMINATION.

             (a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust.

             (b) Following a Change in Control, the Trust shall not terminate until the date on which the Employee and his or her beneficiaries are no longer entitled to benefits payable in the form of Company Stock pursuant to the terms of the Plan, unless sooner revoked in accordance with Section 1(b) hereof. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

  (c) Upon written approval of the Employee or his or her beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to the Company.

             (d) This Trust Agreement may not be amended by the Company following a Change in Control without the written consent of a majority of the Participants.

SECTION 14.  MISCELLANEOUS.

             (a) The General Counsel of the Company shall have the specific authority to determine whether a Change in Control has transpired under the guidance as such term is defined in Section 2.8 of the Plan or any successor section thereto and shall be required to give the Trustee notice of a Change in Control or a Potential Change in Control. The Trustee shall be entitled to rely upon such notice, but if the Trustee receives notice of a Change in Control from another source, the Trustee shall make its own independent determination.

             (b) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

             (c) Benefits payable to Employee and his or her beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

             (d) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     IN WITNESS WHEREOF, the undersigned duly authorized individuals have caused this Trust Agreement to be executed on behalf of the Company and Trustee as of the date first above written.


                                   WOODWARD GOVERNOR COMPANY
                                   ("COMPANY")


                                   By: /s/Carol J. Manning
                                      -----------------------------------------
                                     Its: Corporate Secretary
                                         --------------------


                                   WACHOVIA BANK, N.A.
                                   ("TRUSTEE")


                                   By:/s/Ronald W. Darby
                                      -----------------------------------------
                                      Its: Vice President & Assistant Secretary
                                          --------------------------------------

                                    EXHIBIT A

                                PAYMENT SCHEDULE


TO:      [Trustee]

FROM:    [Company]

In accordance with Section 2 of the Trust Agreement dated _______________, 2002 between the Trustee and the Company, the Company hereby submits the following payment schedule:

                EMPLOYEE                             BENEFIT AMOUNT
                --------                             --------------



This payment schedule shall supersede all previously delivered payment schedules under the Trust with respect to the Employee listed above.